Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte - Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS CONFIRMS FIRST PATIENTS DOSED IN

TRIALS OF PV-10 FOR MELANOMA

Phase 3 International Trial of PV-10 for Stage III Locally Advanced Cutaneous Melanoma

Phase 1b/2 Trial of PV-10 In Combination with Keytruda® for Stage IV Metastatic Melanoma

KNOXVILLE, TN, January 12, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus”), today confirmed that patients have been dosed in both its Phase 3 clinical trial of PV-10, Provectus’ novel investigational drug for cancer, for Stage III locally advanced cutaneous melanoma and its Phase 1b/2 clinical trial of PV-10 in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in patients with Stage IV melanoma. In addition, the Company confirmed that it continues to enroll patients in all of its active oncology studies.

Eric Wachter, Chief Technology Officer of Provectus, said, “With patients starting treatment in both of these studies, the clock is ticking to interim results and ultimately the completion of these studies. Our recruitment activities are moving ahead and we are hopeful that these studies will play critical roles in demonstrating effectiveness and safety of PV-10 in melanoma.”

PHASE 3 STUDY

The Phase 3 study is an international multicenter, open-label, randomized controlled trial (RCT) of single-agent intralesional (IL) PV-10 versus systemic chemotherapy to assess treatment of locally advanced cutaneous melanoma in patients who are BRAF V600 wild-type and have failed or are not otherwise candidates for ipilimumab or another immune checkpoint inhibitor. Subjects in the PV-10 arm receive IL PV-10 to all of their melanoma lesions. Subjects in the comparator arm receive the investigator’s choice of dacarbazine or temozolomide as determined by investigator preference and/or local availability of the agent. Effectiveness will be assessed by comparison of progression-free survival (PFS) between all intent-to-treat (ITT) subjects in the two study arms. The primary outcome measure of PFS is assessed every 12 weeks up to 18 months using RECIST 1.1 criteria. Secondary outcome measures include complete response rate (CRR) and its duration (assessed every 12 weeks up to 18 months); and overall survival (OS) assessed every 12 weeks up to 18 months. Safety and tolerability will be assessed by monitoring the frequency, duration, severity and attribution of adverse events and evaluating changes in laboratory values and vital signs. For more details on the study, please visit https://www.clinicaltrials.gov/ct2/show/NCT02288897

Currently, three sites are recruiting patients, with four additional sites nearing opening of enrollment. Additional sites are in process of being added in the coming weeks.

•	St. Luke’s Hospital and Health Network, Easton, PA;

•	Atlantic Health System, Morristown, NJ

•	University of Louisville, Louisville, KY;

•	Huntsman Cancer Institute, Salt Lake City, UT; (not yet recruiting),

•	M.D. Anderson Cancer Center, Houston, TX; (not yet recruiting),

•	Sharp Memorial Hospital, San Diego, CA; (not yet recruiting),

•	Princess Alexandra Hospital, Brisbane, Australia; (not yet recruiting).

Dr. Wachter noted, “We are currently finalizing amendments to the protocol that will refine the eligible patient population, consistent with a trial to be expanded this year beyond our historic base in the U.S. and Australia, and to afford additional flexibility in choice of comparator to address the changing treatment options available to patients globally.”

Phase 1b/2 Study

The Phase 1b/2 study is an international multicenter, open-label, sequential phase study of intralesional PV-10 in combination with systemic immune checkpoint inhibition. Stage IV metastatic melanoma patients with at least one injectable cutaneous or subcutaneous lesion who are candidates for pembrolizumab are eligible for study participation. In the current Phase 1b portion of the study, all participants will receive the combination of IL PV-10 and pembrolizumab (i.e., PV-10 + standard of care). In the subsequent Phase 2 portion of the study, participants will be randomized 1:1 to receive either the combination of IL PV-10 and pembrolizumab or pembrolizumab alone (i.e., PV-10 + standard of care vs. standard of care).

Up to 24 subjects will be enrolled in the Phase 1b portion of the study. Each subject in this cohort will receive the combination of IL PV-10 and pembrolizumab. The expected completion date is in 2016 for the Phase 1b portion of the study.

A total of an estimated 120 subjects will be randomized in a 1:1 ratio to the two treatment arms (i.e., PV-10 + pembrolizumab or pembrolizumab alone) in the Phase 2 portion of the study. This number of subjects may be modified based on emerging evidence of preliminary efficacy and effect size from the Phase 1b portion of the study.

Subjects assigned to receive PV-10 in Phase 1b and 2 will receive initial IL PV-10 to their injectable cutaneous and subcutaneous lesions commencing on study Day 1 for up to 13 weeks (i.e., the investigational treatment phase of the study). PV-10 may be re-administered at 21-day (3-week) intervals during this period to any remaining, uninjected cutaneous and subcutaneous lesions until all injectable cutaneous and subcutaneous lesions have been injected. Lesions that fail to exhibit complete ablation may be re-injected on this schedule.

Pembrolizumab will be administered at 21-day (3-week) intervals per prescribing information (label) commencing on study Day 1 for up to 24 months or until disease progression, toxicity requiring discontinuation of study treatment or study termination.

Response assessment in both phases of the study will be based on PFS using RECIST 1.1 criteria.

Dr. Wachter added, “Current research suggests that using anti-cancer drugs in combination can have additive or synergistic effects that can improve the outcomes patients experience. KEYTRUDA® and PV-10 together may prove more effective than either agent alone in treating certain cases of melanoma. We believe that our current Phase 3 study that tests PV-10 on its own for Stage III patients is designed to prove its effectiveness, but we also believe that we should examine combination therapies to maximize potential benefit to patients, especially those with advanced disease.”

The details of the study are available at https://www.clinicaltrials.gov/ct2/show/NCT02557321.

For a complete history of Provectus’ research into PV-10 as an investigational treatment for melanoma, visit https://www.pvct.com/pv10melanoma.html

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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